SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 21, 2004

Agere Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-16397	22-3746606
(Commission File Number)	(IRS Employer Identification No.)

1110 American Parkway NE
Allentown, Pennsylvania	18109
(Address of principal executive offices)	(Zip Code)

(610) 712-1000
(Registrant’s Telephone Number)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     / / Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

     / / Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

     / / Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

     / / Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02. Results of Operations and Financial Condition.

     On October 26, 2004, Agere Systems issued a news release announcing its financial results for the quarter and year ended September 30, 2004. A copy of that news release is attached to this report as Exhibit 99.1.

     The news release contains information about our net income, excluding gain or loss from the sale of, and income or loss from, discontinued operations; restructuring related charges included in costs, primarily increased depreciation; certain other non cash charges; net restructuring and other charges; purchased in-process research and development charges; amortization of acquired intangible assets; net gain or loss from the sale of operating assets; certain tax adjustments; cumulative effect of an accounting change and certain nonrecurring charges. We believe that information presented on this basis, while not a substitute for financial information prepared in accordance with generally accepted accounting principles, will allow investors to more easily compare our financial performance on an operating basis in different fiscal periods. In fiscal 2005, net income computed on this basis is one of the performance measures we will use to determine the level of employee bonuses.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Rajiv L. Gupta resigned from the Board of Directors, effective October 21, 2004.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On October 21, 2004, the Board of Directors adopted amendments to our bylaws:

•	To clarify that the CEO, and not the Chairman of the Board, is responsible for the general management of the affairs of the company, and that the Chairman of the Board is not an officer of the company.

•	To clarify that the term Voting Stock is defined in our certificate of incorporation.

•	To eliminate provisions which are no longer operative, including provisions relating to the rights of Lucent Technologies Inc. prior to our spin-off in 2002. Because Lucent has completed our spin-off, these rights, which included the rights to call stockholder meetings and nominate Directors can no longer be exercised.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
3	Bylaws
99.1	News release dated October 26, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGERE SYSTEMS INC.

Date: October 26, 2004	By:	/s/ John W. Gamble, Jr.

	Name:	John W. Gamble, Jr.
	Title:	Executive Vice President and Chief Financial Officer